Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
PACS Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.001 par value per share	Rule 457(a)	2,735,357	$21.00	$57,442,497	0.00014760	$8,478.52
Total Offering Amounts				—	$57,442,497	—	$8,478.52
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$8,478.52
(1)The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $481,965,000 on a Registration Statement on Form S-1 (File No. 333-277893), which was declared effective by the Securities and Exchange Commission on April 10, 2024. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $57,442,497 is hereby registered, which includes the shares of common stock that the underwriters have the option to purchase.
(2)Includes 356,785 shares of common stock that the underwriters have the option to purchase from the selling stockholders.
(3)Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.